Exhibit 3.1

Ares Acquisition Corporation

(the “Company”)

MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY HELD VIRTUALLY AND AT THE OFFICES OF KIRKLAND & ELLIS LLP, 601 LEXINGTON AVE, NEW YORK, NY 10022, UNITED STATES OF AMERICA ON AUGUST 1, 2023 AT 9.30AM (EASTERN TIME)

Present:	As set out in the Schedule

In Attendance:	As set out in the Schedule

1	Officers of the Meeting

It was resolved that Anton Feingold and Allyson Satin be appointed as chairperson and secretary, respectively, of the meeting.

2	Constitution of the Meeting

2.1

The Chairperson noted that the Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) provides that the quorum for a general meeting of the Company is the holders of a majority of all shares of the Company in issue being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

2.2

The Chairperson noted that written notice of the meeting (the “Notice”) had been sent to all shareholders of record of the Company (the “Shareholders”) on June 23, 2023 and that a quorum of the Shareholders were present in person or by proxy. It was noted that the Notice confirmed that the meeting may be attended virtually online via the internet and telephone details as noted therein, and that the physical location of the meeting for the purposes of the Memorandum and Articles would be as noted therein.

2.3

The Chairperson noted that the Company had received a copy of the Affidavit of Mailing (a copy of which is attached to these minutes), prepared by Morrow Sodali LLC, which confirms that the Notice mailing to Shareholders commenced on July 12, 2023 via e-mail.

2.4	The Chairperson noted that the record date for the meeting was June 23, 2023.

2.5

The Chairperson introduced Jerry Peter of Morrow Sodali LLC who acted as inspector of election (the “Inspector”) during the meeting. The Chairperson noted that the Company had received copies of the Oath of Inspector of Election and Certificate and Report of Inspector of Election (copies of which are attached to these minutes) from the Inspector.

2.6	Accordingly, the Chairperson declared the meeting duly constituted.

2.7	The Chairperson noted that prompt notice of any action taken at the meeting shall be given to each Shareholder not in attendance in person or by proxy following the meeting.

3	Business of the Meeting

The Chairperson noted that the purpose of calling the meeting was for the Shareholders to consider and, if thought fit, approve the resolutions contained in the Notice and which are set out below.

4	Proposal No. 1 — The Extension Amendment Proposal

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	deleting the existing first sentence of Article 49.7 in its entirety and the insertion of the following language in its place:

“In the event that the Company does not consummate a Business Combination by November 6, 2023, or such earlier date as the board of Directors may approve in accordance with the Articles, the Company shall:”

(b)	deleting the existing Article 49.8(a) in its entirety and the insertion of the following language in its place:

“to modify the substance or timing of the Company’s obligation to: (i) allow redemptions of the Public Shares in connection with a Business Combination; or (ii) redeem 100 per cent of the Public Shares if the Company has not completed a Business Combination by November 6, 2023, or such earlier date as the board of Directors may approve in accordance with the Articles; and/or”

5	Voting

5.1	The resolutions referenced above were put to the meeting.

5.2	The voting results of the resolutions are set out in the Certificate and Report of Inspector of Election (a copy of which is attached to these minutes).

5.3	The Chairperson declared that the resolutions referenced above were carried.

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6	Termination of Meeting

There being no further business the meeting was concluded.

/s/ Anton Feingold	/s/ Allyson Satin
Anton Feingold Chairperson	Allyson Satin Secretary

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